EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IZEA Worldwide, Inc.
Winter Park, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2020, relating to the consolidated financial statements of IZEA Worldwide, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2019. Our report contained an explanatory paragraph regarding the global economic uncertainty due to the COVID-19 pandemic.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Orlando, Florida
May 22, 2020